Exhibit 99.1


                         Holtzman Opportunity Fund, L.P.
                                 Efrem Gerszberg
                          c/o Jewelcor Management, Inc.
                            100 N. Wilkes-Barre Blvd.
                             Wilkes-Barre, PA 18702


August 12, 2005

RHO Management Trust I
152 West 57th Street, 23rd Floor
New York, NY  10019
Attn:  Jeff Martin

Re:   Sale of 166,313 shares of common stock of MM Companies, Inc.

Dear Mr. Martin:

      In connection with the sale by RHO Management Trust I ("RHO") of 136,313 shares of common stock of MM Companies, Inc. ("MMCO") to Holtzman Opportunity Fund, L.P. ("Holtzman") and 30,000 shares of common stock of MMCO to Efrem Gerszberg ("EG") (collectively, the "Stock"), we wish to confirm the following:

1. RHO has agreed to sell the Stock to Holtzman and EG as set forth forth above at a price of $1.20 per share, representing a total purchase price of $199,575.60 (the "Purchase Price"). The transfer of the Stock shall be completed on or before August 19, 2005, unless extended by mutual agreement of the parties (the "Closing Date").

2. RHO, through its authorized representatives, will immediately execute all documents and take all action necessary to transfer the Stock to Holtzman and EG on or before the Closing Date.

3. Holtzman and EG (or their designee) shall present a bank check to RHO for the Purchase Price of the Stock. RHO shall deliver the stock certificates for the Stock, together with completed and signed stock powers, to Holtzman and EG upon receipt of the bank check.

4. RHO has made an independent decision to sell the Stock to Holtzman and EG based on the information available to it, which RHO has determined is adequate for that purpose, and RHO has not relied on any information (in any form, whether written or oral) furnished by Holtzman or EG or on their behalf in making that decision.

5. No party to this agreement has rendered any opinion to any other party as to whether the purchase or sale of the Stock is prudent or suitable, and no party to this Agreement is relying on any representation or warranty by any other party except as expressly set forth in this Agreement.

6. Each party acknowledges and represents that it is a sophisticated investor with respect to the Stock and it has adequate information concerning the business and financial condition of MMCO and any affiliates of MMCO, and understands the disadvantage to which any party may be subject on account of the disparity of information as between the parties. In this

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      regard, RHO acknowledges that EF is the President and Chief Operating
      Officer of MMCO and that Seymour Holtzman is the Chairman and Chief Executive Officer of MMCO, the President and Chief Executive Officer of Jewelcor Management, Inc. ("JMI") and indirectly, the majority shareholders of JMI. RHO further acknowledges that JMI is a substantial shareholder of MMCO and that Seymour Holtzman and EF are affiliated with Holtzman. Each party believes, by reason of its business or financial experience, that it is capable of evaluating the merits and risks of the sale and of protecting its own interests in connection with the purchase and sale of the Stock.

7. RHO acknowledges that Seymour Holtzman, EF, Holtzman, JMI and their affiliates may possess material non-public information not known to RHO regarding or relating to MMCO or the Stock, including, but not limited to, information concerning the business, financial condition and any prospects or restructuring plans of MMCO. RHO further acknowledges that neither JMI, Holtzman, EF, Seymour Holtzman nor their affiliates shall have any liability whatsoever (and RHO hereby waives and releases all claims that it may otherwise have) with respect to the nondisclosure of any such information, whether before or after the date of this Agreement.

8. Each party expressly releases the other party, their affiliates, successors and/or assigns and their respective officers, directors, employees, agents, trustees and controlling persons from any and all liabilities arising from the failure to disclose non-public information with respect to MMCO or the Stock, and each party agrees to make no claim against the other party, their affiliates, successors and/or assigns and their respective officers, directors, employees, agents, trustees and controlling persons in respect of the sale of the Stock relating to any failure to disclose such non-public information.

9. Notwithstanding the foregoing, RHO acknowledges that MMCO (through JMI) has disclosed to RHO, under an agreement of confidentiality, certain information relating to MMCO, including matters separately confirmed to RHO in writing.

10. Investment Representations. Each of Holtzman and EG hereby represents that:

      (a) It is purchasing the securities provided to be purchased by it hereunder for its own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of such securities in violation of the Securities Act of 1933 ("Securities Act").

      (b) It has had access to all information regarding MMCO and its present and prospective business, assets, liabilities and financial condition that it reasonably considers important in making the decision to acquire the securities, and it has had ample opportunity to ask questions of the appropriate persons concerning such matters.

      (c) It is fully aware of: (i) the highly speculative nature of the securities; (ii) the financial hazards involved; (iii) the restrictions on transferability of the securities imposed by the Securities Act; and (iv) the tax consequences of purchase or sale of its investment in the securities.

      (d) It has a preexisting personal or business relationship with MMCO and/or certain of its officers and/or directors of a nature and duration sufficient to make it aware of the business and financial circumstances of MMCO. By reason of its business or financial experience, it is capable of evaluating the merits and risks of the purchase or sale of securities, has the ability to protect its own interests in this transaction and is financially capable of bearing a total loss of its investment in the securities it is purchasing.

      (e) At no time was it presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the its investment in securities.

      (f) It understands and acknowledges that, in reliance upon the representations and warranties made by it herein, the securities are not being registered with the SEC under the Securities Act or being qualified under any applicable state securities laws, but instead are intended to be transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and any applicable state securities laws, which impose certain restrictions on its ability to transfer the securities.

      (g) It understands that it may not transfer any securities unless such transfer is registered under the Securities Act or qualified under any applicable state securities laws or unless exemptions from such registration and qualification requirements are available. It understands that only the issuer of securities may file a registration statement with the SEC or applicable state securities commissioners and that the issuer is under no obligation to do so with respect to the securities. It has also been advised that exemptions from registration and qualification may not be available or may not permit it to transfer all or any of the securities in the amounts or at the times proposed by it.

      (h) It has been advised that SEC Rule 144 promulgated under the Securities Act, which permits certain limited sales of unregistered securities, requires that the securities be held for a minimum of one (1) year, and in certain cases two (2) years, after they have been purchased and paid for (within the meaning of SEC Rule 144) from the issuer or an affiliate of the issuer, if applicable, before they may be resold under SEC Rule 144, and that under certain circumstances where the seller is not an "affiliate" as defined under the Securities Act, the holding period of the seller will carry over to purchaser.

      (i) It is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended.

      (j) It has all necessary power and authority to execute and deliver this letter agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement by Holtzman, and the consummation by Holtzman of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Holtzman, and no other corporate proceedings on the party of Holtzman are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

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11.   Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                    Holtzman Opportunity Fund, L.P.
                                    By: Holtzman Financial Advisors, LLC,
                                        Its General Partner


                                    By: /s/ Richard L. Huffsmith
                                       -----------------------------------
                                    Printed Name: Richard L. Huffsmith
                                    Its: General Counsel



                                    /s/ Efrem Gerszberg
                                    --------------------------------------
                                    Efrem Gerszberg


AGREED TO
and accepted this 12th day of August, 2005


RHO Management Trust I
By:  Rho Capital Partners, Inc., its Investment Advisor


By: /s/ Jeffrey I. Martin
   -----------------------------------
Printed Name: Jeffrey I. Martin
Its: Attorney in fact